Exhibit 10.10

SPRINGLEAF FINANCE INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2013, by and among Springleaf Finance Inc., an Indiana corporation (“Springleaf” and collectively with its subsidiaries, the “Company”), Springleaf General Services Corporation, a subsidiary of Springleaf (the “Employer”), and Jay Levine (the “Executive”).  Where the context permits, references to the “Company” shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, Springleaf, the Employer and Executive desire to enter into an employment agreement, effective as of October 1, 2011 (the “Effective Date”), pursuant to which Executive will be employed as President and Chief Executive Officer (“CEO”) of the Company on the terms and subject to the conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                      SERVICES AND DUTIES.  Subject to Section 3 hereof, from and after the Effective Date, Executive shall, pursuant to the terms of this Agreement, be employed by the Employer as the President and CEO of the Company and shall report directly to the Board of Directors of Springleaf (the “Board”).  During the Term (as defined in Section 3), Executive shall be a full-time employee of the Employer and shall serve as a member of the Board and shall dedicate all of Executive’s working time to the Company and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement.  Executive shall perform such duties consistent with his executive position hereunder as are required by the Company from time to time, including serving as the President and CEO of the Company, and such other duties that are normally associated with Executive’s positions, together with such additional duties, commensurate with Executive’s positions, as may be assigned to Executive from time to time by the Board.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) participating in trade associations or industry organizations which are related to the business of the Company or engaging in charitable, civic or political activities, (ii) engaging in personal investment activities for Executive and Executive’s family that do not give rise to any conflicts of interest with the Company or its Affiliates (as defined below) or (iii) subject to prior approval of the Chairman of the Board, accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its Affiliates, in each case so long as the interests in (i), (ii) and (iii) above do not interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder, including the restrictive covenants set forth in Section 7 hereof, or in any other agreement between Executive and the Company (the “Restrictive Covenants”).  The Company acknowledges and approves the current activities of Executive as set forth on Schedule 1 hereto.

2.                                      LOCATION.  The principal location of Executive’s employment with the Employer shall be at an office to be established by the Company at a Connecticut location to be jointly selected by Executive and the Company.  Executive understands and agrees that Executive may be required to travel from time to time for business reasons and Executive also understands and agrees that the Company’s principal place of business is in Indiana and, in performing Executive’s duties, Executive may be required to make frequent trips to Indiana.  The Company and Executive agree that any such business-related travel to and from Indiana will be by private jet, at the expense of the Company.

3.                                      EMPLOYMENT TERM.  Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date.  Such employment shall continue for an initial term ending on December 31, 2015 (the “Initial Term”) and shall be automatically extended on the expiration of the Initial Term and on each anniversary of the expiration of the Initial Term for an additional one-year term (each, a “Renewal Term”).  The Initial Term and any Renewal Terms are collectively referred to as the “Term” and the Term shall continue as described in the preceding sentence, unless Executive or the Employer has given written notice to the other no less than ninety (90) days prior to the expiration of the Term that the Term shall not be so extended.  Notwithstanding the above, the Term shall earlier expire immediately upon the termination of Executive’s employment pursuant to Section 6 hereof.  For the avoidance of doubt, upon the expiration of the Term, the parties’ rights and obligations hereunder, other than with respect to the provisions set forth in Sections 5(d), 6, 7, 9 and 10(k) hereof, shall expire.  Following the expiration of the Term, any continued employment of Executive shall be deemed “at-will.”

4.                                      COMPENSATION.

(a)                                 Base Compensation.  In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a base salary in the amount of four hundred thousand dollars ($400,000) per annum (the “Base Compensation”), payable in such installments as the Company pays its similarly placed employees (but not less frequently than each calendar month), subject to customary employee contributions to any health, welfare and/or retirement programs in which Executive is enrolled.  The Base Compensation may be increased from time to time at the Board’s sole discretion.  The Executive shall not be entitled to any additional compensation in respect of his Board service.

(b)                                 Annual Bonus.  In addition to the Base Compensation, Executive shall be eligible to receive a bonus (the “Annual Bonus”), subject to the terms of a cash incentive compensation plan to be established by the Company, as in effect from time to time (the “Bonus Plan”), on terms to be agreed upon between Executive and the Board.

(c)                                  Other Incentives.  Executive and the Board shall jointly determine any economic incentives (including, without limitation, any bonus or equity-based awards) in connection with any new business venture undertaken by the Company.

(d)                                 Withholding.  All taxable compensation payable to Executive shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

5.                                      BENEFITS AND PERQUISITES.

(a)                                 Retirement and Welfare Benefits.  During the Term, Executive shall be eligible to participate in all benefit plans made available to the Company’s senior executives.  The benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect.  Nothing in this Section 5, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)                                 Paid Time Off.  During the Term, Executive shall be eligible to participate in the paid time off policy generally applicable to the Company’s senior executives, as it may be amended from time to time.

(c)                                  Reimbursement of Expenses.  The Company shall reimburse Executive for any expenses reasonably incurred by Executive during the Term, in furtherance of Executive’s duties hereunder, including first-class business travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(d)                                 Indemnification; Officer and Director Liability Insurance.  During the term of Executive’s employment by the Employer (whether during the Term or after the end of the Term), the Company will continue to maintain the officer and director liability insurance policy currently in effect, and the Company and Executive will determine the appropriate limits, level and coverage of officer and director liability insurance from time to time.

6.                                      TERMINATION.  Upon any termination of Executive’s employment with the Employer, Executive shall be entitled to receive the following: (i) any accrued but unpaid Base Compensation (to be paid as provided in Section 4(a)); (ii) reimbursement for expenses incurred by Executive prior to the date of termination in accordance with Section 5(c) hereof; (iii) vested and accrued benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination; and (iv) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or its Affiliates (as defined below), including any such plan, program, agreement or arrangement relating to equity or equity-based awards (the amounts and benefits described in clauses (i) through (iv) above, collectively, the “Accrued Benefits”).  Accrued Benefits under this Section 6 shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable.  During any notice period required under this Section 6, (A) Executive shall remain employed by the Employer and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the Company may direct Executive not to report to work, and (C) Executive shall only undertake such actions on behalf of the Company as expressly directed by the Company.  For purposes of this Agreement, a transfer of the Executive’s employment among the Employer, any direct or indirect parent of Springleaf Financial Holdings, LLC, any subsidiary of Springleaf Financial Holdings, LLC or any other entity controlled directly or indirectly by Springleaf Financial Holdings, LLC shall not be deemed to be a termination of the Executive’s employment, and the entity to which Executive’s employment is transferred shall thereafter be deemed to be the Employer for purposes of this Agreement.

(a)                                 Termination by the Employer for Cause or by Executive without Good Reason.  The Term and Executive’s employment hereunder may be terminated (i) by the Employer for “Cause” (as defined and determined below), effective thirty (30) days following the date Executive receives written notice to such effect, provided that Executive has not corrected any actions or omissions constituting Cause, if such actions or omissions are capable of correction or (ii) by Executive without Good Reason at any time, effective ninety (90) days following the date on which a written notice to such effect is delivered to the Employer (or its successors).  If Executive’s employment hereunder is terminated during the Term by the Employer for Cause or by Executive without Good Reason, Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits.

(b)                                 Termination by the Employer without Cause or by Executive with Good Reason.  The Term and Executive’s employment hereunder may be terminated (i) by the Employer at any time without Cause, effective ninety (90) days following the date on which written notice to such effect is delivered to Executive, or (ii) by Executive for “Good Reason” (as defined and determined below), effective thirty (30) days following the date on which a written notice to such effect is delivered to the Employer, provided the Company has not cured such events constituting Good Reason at the end of such thirty (30) day period if such events are capable of cure and, provided further, that Executive has delivered such notice no later than the 60th day after Executive had knowledge of such events constituting Good Reason.  If Executive’s employment hereunder is terminated during the Term (I) by the Employer other than for Cause, and other than due to Executive’s death or “Disability” (as defined below) or (II) by Executive with Good Reason, then Executive shall be entitled to (1) the Accrued Benefits and (2) upon Executive’s execution of a separation agreement containing a general release of claims in a form acceptable to the Company (the “Release”), and the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination, and provided that Executive is in continued compliance with the Restrictive Covenants or in any other agreement between Executive and the Company or to which Executive is a party or any other ongoing obligation to which Executive is subject as of the date of termination:

(1)                            The continuation of Executive’s then-current Base Compensation, to be paid in equal installments in accordance with the regular payroll practices of the Company in respect of the portion of the Non-Compete Period (as defined in Section 7(c)(2)) which extends following the termination of Executive employment, commencing on the first payroll date following the date of termination, but with the first actual payment to be made on the 60th day following the date of termination, which payment shall consist of all amounts otherwise payable to Executive pursuant to this subsection (1) between the date of termination and the 60th day following the date of termination; and

(2)                            An amount equal to the average Annual Bonus earned and paid in respect of the three years completed prior to the year of termination, provided that if Executive has not received three Annual Bonuses or if there were no Annual Bonuses paid with respect to any of the three years prior to the year of termination, such average shall be calculated with respect to the lesser number of years for which Executive received a non-zero Annual Bonus, pro-rated based on the number of days in which Executive actively served as the CEO and President during such year (a “Pro-Rata Bonus”), to be paid at such time as bonuses are normally paid in accordance with the terms of the Bonus Plan. Notwithstanding the foregoing, if the Company is subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and intends that amounts payable under the Bonus Plan are to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the Pro-Rata Bonus shall be determined based on actual performance for the year in which the termination occurs and shall be paid at the time bonuses are paid to employees generally.

(c)                                  Death or Disability.  If Executive’s employment is terminated by reason of Executive’s death or Disability prior to the end of the Term, Executive (or Executive’s beneficiary or estate, as applicable) shall be entitled to (i) the Accrued Benefits and (ii) upon Executive’s (or his estate’s) execution of the Release, and the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination (or, if later, within 20 days of the date on which Executive’s executor is first appointed and empowered to execute the Release), and provided that Executive is in continued compliance with the Restrictive Covenants or in any other agreement between Executive and the Company or to which Executive is a party or any other ongoing obligation to which Executive is subject as of the date of termination, a Pro-Rata Bonus, to be paid at such time as bonuses are normally paid in accordance with the terms of the Bonus Plan.

(d)                                 Definitions.  For purposes of this Agreement:

“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Cause” means (i) Executive’s continued failure to substantially perform his duties (other than as a result of death or Disability); (ii) Executive’s dishonesty in the performance of his duties (other than de minimis acts); (iii) Executive’s indictment, conviction or entering of a plea of nolo contendere for a crime constituting (x) a felony or (y) a misdemeanor involving moral turpitude; (iv) Executive’s willful malfeasance or willful misconduct in connection with his services to the Company (other than de minimis acts); (v) any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or Affiliates; or (vi) Executive’s commission of any breach of the Restrictive Covenants; provided, however, that discharge pursuant to clauses (i) or (vi) will not constitute discharge for “Cause” unless Executive has received written notice from the Company stating the nature of such breach and affording him an opportunity to correct fully the act(s) or omission(s), if such a breach is capable of correction, described in such notice within thirty (30) days following his receipt of such notice.  For the avoidance of doubt, “poor performance” will not constitute Cause.

“Disability” means Executive’s receiving long-term disability benefits under the Company’s long-term disability plan for a period of not less than three (3) months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve

(12) months or Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Good Reason” means, without Executive’s consent:

(i) any substantial and sustained diminution in Executive’s authority or responsibilities (other than due to Executive’s Disability);

(ii) the reduction of Executive’s base salary or bonus opportunity (in each case, other than an across-the-board reduction affecting all senior management of the Company which reduction results in the decrease of Executive’s base salary or bonus opportunity, as applicable, of less than ten percent (10%));

(iii) the relocation of Executive’s primary place of employment to a location more than twenty-five (25) miles from the Company’s office in Connecticut;

(iv) the failure to appoint Executive, or the removal of Executive, as the CEO or a member of the board of directors of the Company (or any of its successors);

(v) the failure to pay Executive compensation when due under the terms of this Agreement; or

(vi) the Company shall have given written notice to Executive under Section 3 hereof that the Term will not be extended;

provided that Good Reason shall exist in the case of the events described in clauses (i), (ii), (iii), (iv) and (v) above only if, if such event is capable of cure, the Company fails to cure such event within thirty (30) days following receipt from Executive of written notice of the event which constitutes Good Reason; provided further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(e)                                  Resignation as Officer or Director.  Upon a termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of the Company.  Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

7.                                      COVENANTS.  Executive understands that the Company is continuously involved in the development, receipt, use and refinement of information that is proprietary, confidential or that has significant commercial value.  Executive acknowledges that such information is essential to the Company’s successful business operations and that disclosure to third parties or other unauthorized use may cause material harm to the Company.

(a)                                 Confidentiality.

(1)                                 For purposes of this Agreement, the term “Proprietary Information” includes any information acquired by Executive as a consequence of, or in connection with, Executive’s employment with the Company or his access to the Company’s systems or communications, whether written, electronic, oral, or in any other medium or form.  Without limiting the foregoing, Proprietary Information also includes all confidential information of and confidential matters (whether made available before or after the date hereof) relating to the Company’s business, the Company and its Affiliates or any third parties.  The restrictions contained herein shall not apply to Proprietary Information which (i) is or becomes generally available to the public other than by unauthorized disclosure by Executive in violation of this Agreement or other obligation of confidentiality, (ii) which Executive can prove by documentary evidence he or she already knew prior to his employment or retention by the Company, or (iii) becomes available on a non-confidential basis from a third party not under an obligation to any person to keep such information confidential.

(2)                                 Without prejudice to or limitation on any other confidentiality obligation imposed by law, Executive agrees to keep secret and retain in strictest confidence all Proprietary Information, and not to use such information for Executive’s benefit or the benefit of others, except in connection with the business and affairs of the Company.  Executive shall not disclose Proprietary Information to any person or use Proprietary Information in any way except (a) as required or otherwise appropriate in the course of his duties to the Company, (b) to assist the Company on Company matters, or (c) if required by law or legal process.

(3)                                 All memoranda, notes, lists, records, property and any other products or documents (and all copies and excerpts thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by Executive or made available to Executive concerning the business of the Company, shall at all times be the property of the Company and shall be delivered to the Company (i) at any time upon its request, or (ii) upon Executive’s separation from employment with the Company.

(b)                                 Intellectual Property.

(1)                                 Executive agrees that all “Company Materials” (defined below) shall be deemed “work made for hire” by the Company as the “author” and owner to the extent permitted by United States copyright law.  To the extent (if any) that some or all of the Company Materials do not constitute “work made for hire,” Executive hereby irrevocably assigns to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all right, title and interest in and to such Company Materials (including without limitation any and all copyright rights, patent rights and trademark rights and goodwill associated therewith).  Executive also hereby irrevocably grants to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, a royalty-free, world-wide, perpetual, nonexclusive license to use any Prior Materials (defined below) in connection with use by the Company of any Company Materials incorporating such Prior Materials.  The provisions of this paragraph will apply to all Company Materials which are or have been conceived or developed by Executive, solely or jointly, whether or not further development or reduction to practice may take place after the termination of Executive’s employment or retention, by the

Company.  “Materials” means all articles, reports, documents, memoranda, notes, other works of authorship, data, databases, discoveries, designs, developments, ideas, creative works, improvements, inventions, know-how, processes, computer programs, software, source code, techniques and useful ideas of any description whatsoever (or portions thereof).

(2)                                 “Company Materials” means all Materials that Executive makes or conceives, or has made or conceived, solely or jointly, during the period of Executive’s retention by or employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to the current or anticipated business or activities of the Company (which includes any fund managed by the Company or any of its Affiliates during or prior to the period of Executive’s retention by or employment with the Company); (ii) fall within Executive’s responsibilities while retained by or employed with the Company; or (iii) are otherwise developed by Executive through the use of the Company’s confidential information, equipment, software, or other facilities or resources at time during which Executive has been a consultant, or employee (temporary or otherwise) of the Company.  “Prior Materials” means any Materials in which Executive has any ownership or license (with the right to grant sublicenses) rights or interest that came into existence prior to its retention by or employment with the Company that Executive incorporates during the period of such employment or retention in any manner into any Company Materials.

(3)                                 Executive further agrees that Executive will execute and deliver to the Company any and all further documents or instruments and do any and all further acts which the Company reasonably requests in order to perfect, confirm, defend, police and enforce the Company’s intellectual property rights, and hereby grants to the officers of the Company an irrevocable power of attorney, coupled with interest, to such end.

(c)                                  Non-Competition.

(1)                                 Executive shall not, directly or indirectly, during his employment with the Company, provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected in a business venture with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with (i) the Company or (ii) any direct or indirect parent of Springleaf, other than Fortress Investment Group LLC or any indirect parent of Springleaf that is a private investment fund, alternative asset company or related managed account managed by Fortress Investment Group LLC.

(2)                                 Executive shall not, directly or indirectly, during the twelve (12) month period following the notice of termination of employment by Executive or the Company for any reason or no reason (the “Non-Compete Period”), provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with the Company in the business of direct consumer non-real estate finance and credit insurance anywhere in the United States.

(3)                                 Notwithstanding the foregoing, the following shall not be deemed a violation of this Agreement:  the “beneficial ownership” by Executive, either individually or as a member of a “group” (as such terms are used in Rule 13d of the general rules and regulations under the Securities Exchange Act of 1934) of stock, but not more than five percent (5%) of the voting stock, of any public company.

(d)                                 Non-Solicitation.

(1)                                 Executive shall not, directly or indirectly, during his employment with the Company and for twenty-four (24) months following the effective date of his termination of employment by Executive or the Company for any reason or no reason, either (x) solicit or encourage to leave the employment of the Company or its Affiliates, any employee, consultant, independent contractor or other service provider thereof (or knowingly assist any other person in so soliciting, encouraging, enticing or inducing), or hire any person who has left the employment of, or has ceased providing services to, the Company or its Affiliates during the immediately preceding one-year period without the prior written consent of the Company or (y) disrupt, damage, impair or interfere with business of the Company by raiding Company employees.

(2)                                 Executive shall not, directly or indirectly, during his employment with the Company and for twenty-four (24) months following the effective date of his termination of employment by Executive or the Company for any reason or no reason, whether for his own account or for the account of any other person, firm, corporation or other business organization, directly, or indirectly by assisting others, (x) solicit or attempt to solicit any business from any of the clients or customers, or prospective clients or customers, with whom Executive had material contact during the last two (2) years of his employment with the Company, for the purpose of providing services or products that are competitive with those provided by the Company, or (y) intentionally interfere with the relationship of the Company or any of its Affiliates, or endeavor to entice away from the Company or any Affiliates, any clients or customers of the Company or any of its Affiliates.  As used in the previous sentence, “material contact” means dealt with, supervised or coordinated dealings with, did work related to, obtained confidential information concerning, or had resultant earnings on.

(e)                                  Mutual Non-Disparagement.

(1)                                 During Executive’s employment with the Company and at all times thereafter, Executive shall not, except to the extent required by law or legal process, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or its direct and indirect parents, subsidiaries and Affiliates, or any of their respective officers, directors, partners, shareholders, attorneys, employees and agents.

(2)                                 The Company shall, at all times following termination of Executive’s employment with the Company, cause Wesley Edens and Randal Nardone to not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on Executive, except to the extent required by law, legal process or applicable securities considerations.

(f)                                   Enforcement.  If Executive commits a breach of, or is about to commit a breach of, any of the provisions in Section 7, the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(g)                                  Acknowledgment.  The Company and Executive acknowledge that (i) the type and periods of restrictions imposed by this Agreement are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company and its legitimate business interests and the goodwill associated with its business; (ii) the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties, represented by legal counsel; and (iii) because of the nature of the business engaged in by the Company and the fact that investors can be and are serviced and investments can be and are made by the Company wherever they are located, Executive acknowledges and agrees that the geographic limitation is reasonable.  If any provision of this Section 7, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.  Each of the covenants and agreements in this Agreement are distinct and severable.

8.                                      ASSIGNMENT.  This Agreement, and all of the terms and conditions hereof, shall bind the Company and their successors and assigns.  No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder.  Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void.  The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9.                                      SECTION 409A.  The intent of the parties is that payments and benefits under this Agreement either be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of Executive’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code, Executive shall not be considered to have terminated employment until Executive has incurred a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (which shall be interpreted by (i) using “49 percent” in lieu of “20 percent” for purposes § 1.409A-1(h)(1)(ii), and (ii) using “50 percent in lieu of “80 percent” for purposes of §1.409A-1(h)(3)).  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of Executive’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code and Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of his separation from service, any amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year and the right to reimbursement of in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment made in accordance with the provisions of this Agreement.

10.                               GENERAL.

(a)                                 Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:

To the Company or the Employer:

Springleaf Finance Inc.

601 NW 2nd St.

Evansville, IN 47708

Attn:  General Counsel

with a copy which shall not constitute notice to:

Fortress Investment Group
1345 Avenue of the Americas
46th Floor
New York, NY 10105

Attn: Randal Nardone

To Executive:

At the address shown in the Company’s personnel records

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)                                 Severability.  Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)                                  Entire Agreement.  This document, together with the Bonus Plan and all restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and to the compensatory arrangements between the Company and Executive and except as otherwise explicitly set forth in this Agreement, supersedes and preempts any prior or contemporaneous understandings, agreements, term sheets, prior drafts or representations by or between the parties, written or oral.

(d)                                 Counterparts.  This Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.

(e)                                  Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by all parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)                                   Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Connecticut without giving effect to principles of conflicts of law of such state.

(g)                                  Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h)                                 Waiver.  The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)                                     Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)                                    Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)                                 Arbitration.  Except as necessary for the Company and its subsidiaries, Affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement, the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, Affiliates, successors or assigns, shall be submitted to binding arbitration in Connecticut before a single arbitrator and according to the JAMS Employment Arbitration Rules and Procedures.  The Company and Executive shall pay their own legal fees, accounting fees and related expenses incurred by them in obtaining or defending any right or benefit, including without limitation all court costs, transcript costs, fees of experts, witness fees, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenditures of the types customarily incurred in connection with prosecuting, defending or investigating any arbitration, action or suit irrespective of the outcome of such arbitration, action, or suit; provided, however that, irrespective of the outcome of any arbitration, the Company will pay any filing costs and arbitrator fees for the arbitration or expenses.  This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, Affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action relating to compensation, including incentive-based compensation payable hereunder or otherwise and any equity-based compensation, for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law; provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.  Notwithstanding the foregoing, the Company or Executive shall not be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding, including without limitation, with respect to any dispute relating to the Restrictive Covenants or any confidentiality obligations.

11.                               EXECUTIVE REPRESENTATION AND ACCEPTANCE.  By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

SPRINGLEAF FINANCE INC.

By:	/s/ Scott D. McKinlay
	Name:	Scott D. McKinlay
	Title:	SVP & General Counsel

SPRINGLEAF GENERAL SERVICES CORP.

By:	/s/ Scott D. McKinlay
	Name:	Scott D. McKinlay
	Title:	SVP & General Counsel

EXECUTIVE

/s/ Jay Levine
Jay Levine

Schedule 1

Investor in, member of the board of managers of and consultant to CRT Greenwich LLC and its affiliates.

[End of Schedule 1]